Exhibit 10.59

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of December 22, 2003, by and among Viking Systems, Inc., a Nevada corporation (“Purchaser”) and Vista Medical Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Purchaser desires to acquire from the Company, and the Company desires to sell to Purchaser, certain assets of the Company’s medical device and technology business (the”Business”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Purchaser desires to assume certain liabilities of the Business as more fully described herein; and

WHEREAS, the Company shall retain certain product rights with respect to the products and assets of the Business, which product rights will be exclusively licensed to Purchaser pursuant to the terms of the License Agreement; and

WHEREAS, certain other assets and liabilities of the Company will remain with the Company and not be transferred to Purchaser, all as more particularly set forth herein; and

WHEREAS, Purchaser and the Company acknowledge that this Agreement and the agreements attached as exhibits hereto collectively constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Purchased Assets (as defined in Section 1.1) and certain licenses and other relationships between the parties, and that separate agreements have been used for the sake of convenience.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1   Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Contracts” has the meaning set forth in Section 2.1(d) below.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a) below.

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Cash Purchase Price” means the sum of (i) $132,000 and (ii) the difference (at Closing) between the Company’s aggregate accounts receivable and aggregate accounts payable. To the extent the Cash Purchase Price exceeds $400,000, only $400,000 will be paid at Closing and the remainder will be paid upon the earlier of (i) collection of the associated accounts receivable or (ii) forty-five (45) days after Closing.

“Claim Notice” has the meaning set forth in Section 8.2(c).

“Closing” has the meaning set forth in Section 2.9(a) below.

“Closing Date” has the meaning set forth in Section 2.9(a) below.

“Closing Shares” means that number of shares of Purchaser’s Common Stock equal to 10% of Purchaser’s fully-diluted capitalization (which, for purposes of calculation, includes all outstanding common stock, preferred stock and convertible or exercisable securities) as of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule of the Company attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Company Intellectual Property” means any Intellectual Property exclusively relating to the conduct of the Business that is owned by, exclusively licensed to or managed by the Company.

“Company Records” has the meaning set forth in Section 2.1(f) below.

“Company Reports” has the meaning set forth in Section 3.3 below.

“Confidentiality Agreement” has the meaning set forth in Section 5.11 below.

“Customer Lists and Accounts” has the meaning set forth in Section 2.1(f) below.

“Damages” has the meaning set forth in Section 8.2(a) below.

“Dispute Notice” has the meaning set forth in Section 8.2(c).

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

“Environmental Laws” means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment and the safety of workers and the public, or the regulation of the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

“Environmental Notice” means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Materials or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2 below.

“Fair Market Value” has the meaning set forth in Section 8.2(e)(iv) below.

“Financial System” has the meaning set forth in Section 8.9 below.

“GAAP” means United States generally accepted accounting principles.

“General Assignment” has the meaning set forth in Section 2.9(b)(iv) below.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Indemnity Shares” means 10% of the Closing Shares, al of which are to be held by the Company in accordance with the terms of this Agreement.

“Intellectual Property” means (i) trademarks, service marks, trade names, trade dress, labels, product configurations, logos, and all other names and slogans associated with any products or embodying the goodwill of the Business, whether or not registered, and any applications or registrations therefor (including any goodwill or common law rights associated therewith), (ii) plans, design drawings, specifications and performance criteria, operating instructions and maintenance manuals, manufacturing information (including production documentation, methods, layouts and supplier and cost information), copies of on-site computer software and related documentation (including, without limitation, source and object code to the extent available), prototypes, models or samples, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information, (iii) copyrights, copyright registrations and applications for registration, (iv) patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by the Company and (v) all other intellectual property rights and goodwill related thereto.

“Knowledge of the Company” or “Known to the Company” means the actual knowledge of any Company executive officer after reasonable inquiry.

“Leased Real Property” has the meaning set forth in Section 3.9 below.

“Liabilities” means any liability, debts, obligations of any kind or nature (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

“License Agreement” has the meaning set forth in Section 2.2 below.

“Materials” means pollutants, contaminants or chemical, industrial, hazardous, radioactive or toxic materials or wastes, including, without limitation, petroleum, petroleum products and radiation.

“Material Adverse Effect” means, for any Person, a material adverse effect, whether individually or in the aggregate, (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby. For an event or condition to have a Material Adverse Effect hereunder, such event or condition must specifically and particularly affect the Person in question as opposed to affecting generally the economy, an industry or society (or a segment thereof).

“Offer Recipients” has the meaning set forth in Section 5.9(a) below.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Permitted Encumbrances” means (i) anyEncumbrance for taxes that are not yet due or payable, (ii) any Encumbrance for tax assessments and other charges or claims with respect to taxes, the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (iii) any minor imperfection of title or similar Encumbrances which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics’ and materialmen’s liens incurred in the Ordinary Course of Business for construction or alterations, (v) statutory liens of landlords and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business, (vi) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar statutory requirements and (vii) Eencumbrances constituted by the terms of (A) any equipment lease; (B) any capital lease; (C) any license and (D) any real property lease.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Products” has the meaning set forth in Section 2.1(a) below.

“Property” has the meaning set forth in Section 2.1(b) below.

“Purchased Assets” has the meaning set forth in Section 2.1 below.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Disclosure Schedule” means the disclosure schedule of the Purchaser attached hereto which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Purchaser Group” has the meaning set forth in Section 8.2(a) below.

“Registration Rights Agreement” means the agreement substantially in the form of Exhibit D attached hereto.

“SEC” means the United States Securities and Exchange Commission, or any successor entity.

“Securities” means, collectively, the Closing Shares and Indemnity Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Survival Period” has the meaning set forth in Section 8.1 below.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means all sales and use taxes, real and personal property taxes, income taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any Liability in respect thereto, under any federal, state, local, foreign or other applicable tax law.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

“Updated Capitalization Representation” has the meaning set forth in Section 4.2 below.

“Updated Company Disclosure Schedule” has the meaning set forth in Section 5.13 below.

“Updated Purchaser Disclosure Schedule” has the meaning set forth in Section 5.13 below.

1.2         Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) ”including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1         Purchase and Sale of Certain Assets of the Company. Subject to the terms and conditions hereof, the Company shall sell, assign, grant, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Company as of the Closing, other than the Excluded Assets, all of the assets of the Business, wherever situated, as the same shall exist on the Closing Date (collectively, the “Purchased Assets”), including without limitation the following:

(a)   Products. All products listed on Schedule 2.1(a), including without limitation all specifications, documentation, supplements, improvements, modifications, updates, corrections and enhancements to past versions of such products, shipping versions of such products and versions of such products currently under development (the “Products”)

(b)   Property. All fixed assets and tangible personal property used exclusively in the operation of the Business and set forth in Schedule 2.1(b) attached hereto (the “Property”);

(c)   Customer Lists. All customer lists and customer accounts owned by the Company and used primarily in operation of the Business and set forth in Schedule 2.1(c) attached hereto (the “Customer Lists and Accounts”);

(d)   Assumed Contracts. All rights of the Company under the agreements entered into between the Company and third parties named therein in the operation of the Business and listed in Schedule 2.1(d) attached hereto (the “Assumed Contracts”);

(e)   Permits. All Permits (other than Permits that are not assignable pursuant to applicable laws) issued to or held by the Company relating to the Purchased Assets, the Business or Assumed Liabilities as forth in Schedule 2.1(e) attached hereto;

(f)    Company Records. All of the Books and Records of the Company exclusively related to the Business, Purchased Assets and Assumed Liabilities (the “Company Records”);

(g)   Inventory. Only the inventory of the Business set forth in Schedule 2.1(g); and

(h)   Accounts. All accounts receivable and accounts payable of the Business as set forth in Schedule 2.1(h).

2.2         Excluded Assets. The Company shall retain all of its rights, title and interest in and to all the assets of the Company other than the Purchased Assets including, without limitation, the Company Intellectual Property and the assets set forth in Schedule 2.2 (collectively, the “Excluded Assets”). Certain Company Intellectual Property shall be licensed to Purchaser in exchange for royalty payments pursuant to the terms of a License Agreement to be executed in connection herewith, substantially in the form of Exhibit A hereto (the “License Agreement”).

2.3         Assumed Liabilities/Excluded Liabilities.

(a)   As of the Closing Date, Purchaser agrees to assume, satisfy or perform when due those liabilities and obligations of the Company listed in Schedule 2.3 (the “Assumed Liabilities”).

(b)   Other than the Assumed Liabilities, Purchaser shall not assume, or be deemed to have assumed or guaranteed, or otherwise be responsible for any liability, obligation or claims of any nature of the Company, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, the Company shall remain liable for all, Tax liabilities, litigation matters involving the Company and the payment of all Liabilities and obligations to personnel of the Company with respect to the notice and continuation coverage requirement of Section 4980B(e) of the Code and regulations thereunder, payroll, overtime, accrued vacation time, holiday time, severance arrangements or worker’s compensation of any nature which are accrued but unpaid as of the Closing Date.

2.4         Purchase Price. On the Closing Date, as consideration for the Purchased Assets, Purchaser agrees:

(a)   To pay and deliver to the Company the Cash Purchase Price; and

(b)   To deliver to the Company a certificate evidencing the Closing Shares;

(c)   To assume the Assumed Liabilities.

2.5         Allocation of Aggregate Purchase Price. The allocation of the purchase price set forth in Section 2.4 above shall be as set forth on Schedule 2.5 attached hereto. Purchaser and the Company agree (a) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations set forth on Schedule 2.5 hereto and (b) not to take any position inconsistent with such allocations on any of their respective tax returns.

2.6         Private Placement. The Closing Shares to be issued to the Company will be exempt from the registration requirements of the Securities Act pursuant to the private placement exemption provided by Rules 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act and applicable state securities laws, based in part upon the representations and warranties of the Company contained herein. The Company hereby agrees to take all actions and execute all subscription and other documents which Purchaser reasonably deems necessary to qualify the issuance of the Closing Shares for such exemption.

2.7         Sales, Use and Other Taxes. The Company shall be responsible for all sales, use, documentary stamp and other Taxes, if any, arising out of the sale of the Purchased Assets to Purchaser pursuant to this Agreement or any of the transactions contemplated by this Agreement.

2.8         Bulk Sales Compliance. The Purchaser hereby waives compliance by the Company with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets. The Company covenants and agrees to indemnify and hold harmless Purchaser from and against any and all Damages arising out of noncompliance with such bulk transfers laws.

2.9         Closing.

(a)         Time and Place. The consummation of the purchase and sale of the Purchased Assets under this Agreement (the “Closing”) shall take place at the offices of Heller Ehrman White & McAuliffe, LLP, 4350 La Jolla Village Drive, Suite 700, San Diego, California, 92122-1246, at 10:00 a.m. on January 21, 2004 or at such other time and in such manner as the parties mutually agree in writing (the “Closing Date”).

(b)         Closing Deliveries by the Company. At the Closing, the Company shall have delivered or caused to be delivered to Purchaser:

(i)    possession of all of the Purchased Assets;

(ii)   the License Agreement, duly executed by the Company;

(iii)  a Bill of Sale substantially in the form of Exhibit B attached hereto, conveying good and marketable title in and to all of the Purchased Assets, duly executed by the Company;

(iv)  an Assignment and Assumption Agreement substantially in the form of Exhibit C attached hereto (the “General Assignment”), duly executed by the Company;

(v)   the Registration Rights Agreement, duly executed by the Company;

(vi)  the Updated Company Disclosure Schedule;

(vii) a certificate of an officer of the Company with respect to the matters set forth in Section 7.1 hereof;

(viii) a certificate of the Secretary of the Company, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Company, (B) a true and complete copy of the resolutions of each of the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transaction contemplated hereby, (C) a certificate of good standing as of a recent date of the Company in the State of Delaware and (D) incumbency matters; and

(ix)  consents to assignment of the Assumed Contracts in form and substance satisfactory to Purchaser and its counsel.

(c)         Closing Deliveries By Purchaser. At the Closing, Purchaser shall have delivered or caused to be delivered:

(i)    the Cash Purchase Price to the Company;

(ii)   the Closing Shares to the Company;

(iii)  the License Agreement, duly executed by Purchaser;

(iv)  the General Assignment, duly executed by Purchaser;

(v)   the Registration Rights Agreement, duly executed by Purchaser;

(vi)  the Updated Purchaser Disclosure Schedule;

(vii) a certificate of an officer of Purchaser with respect to the matters set forth in Section 6.1 hereof;

(viii) a certificate of the Secretary of Purchaser, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Purchaser, (B) a true and complete copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, (C) a certificate of good standing as of a recent date of the Purchaser in the State of Nevada and (D) incumbency matters; and

(ix)  such other documents as the Company may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as of the date hereof, except as set forth on the Disclosure Schedule furnished separately to Purchaser or as set forth in the Company Reports, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

3.1         Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to carry on its business and own its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on the Business. The Company is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Business.

3.2         Authority. The Company has all necessary corporate power and corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings or corporate or stockholder action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3         Financial Statements and Reports. The reports and documents filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2001 (such reports are collectively referred to herein as the “Company Reports”) constitute all of the reports and documents required to be filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2001 through the date of this Agreement. The Company Reports have been duly and timely filed, were in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Company included in the Company Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Company. Since the date of the filing with the SEC of Company’s most recent Form 10-Q, there has been no material adverse change in the financial condition or results operations of Company that has resulted in a Material Adverse Effect on the Business or the Purchased Assets. There are no restatements of Company’s financial statements currently contemplated as discussed with Company’s Audit Committee.

3.4         No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company;

(b)   conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to the Business or the Purchased Assets;

(c)   result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement, lease or other similar instrument or obligation to which the Business or the Purchased Assets may be bound; or

(d)   result in an imposition or creation of any Encumbrance on the Business or any of the Purchased Assets.

3.5         Consents, Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than approval by the Company’s stockholders in accordance with the Company’s bylaws and the Delaware General Corporation Law.

3.6         No Undisclosed Liabilities. Except as disclosed in the Company Reports (including financial statements contained therein), there are no Liabilities, nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Business or the Purchased Assets, other than Liabilities incurred after the date of the latest Company Report in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.

3.7         Purchased Assets. Section 3.7 of the Company Disclosure Schedule contains a complete and accurate schedule specifying the location of all of the Purchased Assets, as of the Closing Date. The Company has good and marketable title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets (together with the Excluded Assets), constitute all property of any nature owned by the Company used in, or useful to, the operation of the Business as conducted as of the date hereof. All tangible personal property of the Company and/or used in or useful to the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted. The Company shall be in actual possession of all of the Purchased Assets at the Closing.

3.8         Benefit Plans; ERISA. Except as set forth on Section 3.8 of the Company Disclosure Schedule, Purchaser will incur no liability with respect to, or on account of, and the Company will retain any liability for, and on account of, any employee benefit plan of the Company, including, but not limited to, liabilities the Company may have to such employees under all incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including, any profit-sharing plan with a cash-or-deferred arrangement subject to Section 401(k) of the Code) stock purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified” under the Code, or to any employee as a result of termination of employment by the Company as contemplated by this Agreement. The Company has not, with respect to any Offer Recipients, maintained, contributed to, or been obligated or required to contribute to, a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA. The Company is not a party to any collective bargaining agreement covering any Offer Recipients and the Company knows of no effort to organize any such employee as a part of any collective bargaining unit.

3.9         Real Property. The Company does not own any real property. Section 3.9 of the Company Disclosure Schedule contains the complete and accurate street address of each parcel of real property leased by the Company or any of its Affiliates in the conduct of the Business (as lessee or lessor) (the “Leased Real Property”). The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease with respect to the Leased Real Property is a legal, valid and binding agreement subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Such leases in effect allow the particular use of the premises involved, and no provision of any lease prohibits or unduly limits the Company’s ability to conduct the Business so as to have a Material Adverse Effect on the Business if enforced. The Company does not owe any brokerage commissions with respect to any such Leased Real Property.

3.10        Intellectual Property Rights.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a true, correct, complete and current list and summary of all patents, trademarks and copyright registrations or applications comprising Company Intellectual Property. The Company owns and has good and exclusive title to (or valid right to use) each item of Company Intellectual Property free and clear of any Encumbrance (other than Permitted Encumbrances).

(b)   Section 3.10(b) of the Company Disclosure Schedule lists all Actions or Proceedings before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property. No Company Intellectual Property or product or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c)   To the Knowledge of the Company, each item of Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been made and all necessary documents and certificates in connection with the Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

(d)   To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)   Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license (exclusive or non-exclusive) with respect to any Company Intellectual Property to any third party.

(f)    Section 3.10(f) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to the Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company. Each of the contracts, licenses and agreements listed in Section 3.10(f) of the Company Disclosure Schedule is in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any term of any of such contracts, licenses and agreements. To the Knowledge of the Company, following the Closing Date Purchaser will be permitted to exercise all of the Company’s rights under the contracts, licenses and agreements required to be listed in Section 3.10(f) to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(g)   To the Knowledge of the Company, the operation of the Business, as currently conducted, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(h)   The Company has not received notice from any third party that the operation of the Business or any act, product or service of the Business infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i)    To the Knowledge of the Company, (i) no Person has or is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any customer of the Company, related to any product or service of the Business.

3.11       Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened or anticipated against, relating to or affecting (i) the Business or the Purchased Assets or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

3.12       Compliance with Law. To the Knowledge of the Company, it is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business. The Company has not received any notice to the effect that, or otherwise has been advised that, it is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Business.

3.13       Contracts.

(a)         Section 3.13 of the Disclosure Schedule contains a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party and by which any of the Purchased Assets are bound:

(i)    all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any Purchased Assets;

(ii)   all leases or agreements under which the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party used in connection with the conduct of the Business;

(iii)  all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company;

(iv)  all license agreements, distribution agreements or any other agreements involving any of the Company Intellectual Property;

(v)   all contracts or commitments that in any way restrict the Company from carrying on the Business;

(vi)  all other contracts and agreements pertaining to the conduct of the Business or by which any of the Purchased Assets is bound that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by the Company and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company; and

(vii) all contracts or commitments that in any way grants a third party a right of first refusal for the purchase of any of the Purchased Assets.

(b)         A correct and complete copy of each contract, agreement or other arrangement disclosed in Section 3.13 of the Company Disclosure Schedule has been previously provided to Purchaser. Each contract, agreement or other arrangement disclosed in Section 3.13 of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms.

3.14       Environmental Matters. The Business is in compliance with, and has at all times complied with, all applicable Environmental Laws in all respects and, to the Knowledge of the Company, there are no circumstances which may prevent or interfere with such compliance in the immediate future. In the last five (5) years, the Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any predecessor of any of the Leased Real Property or Purchased Assets is not in full compliance with Environmental Laws. All Permits, licenses, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 3.14 of the Company Disclosure Schedule and are in good standing and without any violation and represent all such environmental Permits necessary for the conduct of the Business as currently conducted. The Company has not been notified by any Governmental or Regulatory Authority that any environmental Permit will be modified, suspended or revoked or cannot be renewed, reissued or transferred, and, to the Knowledge of the Company, no environmental Permit will be modified, suspended or revoked, or cannot be renewed, reissued or transferred.

3.15       Inventory. The inventory of the Business is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended. There is no material adverse condition affecting the supply of materials available to the Company in the conduct of the Business. All inventories used in or relating to the conduct of the Business are owned by the Company free and clear of any Encumbrances (other than Permitted Encumbrances).

3.16       Plants, Buildings, Structures, Facilities and Equipment. All plants, buildings, structures, facilities and equipment used by the Company in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of the Business as presently conducted. The current condition of such plants, buildings, structures and facilities comply with applicable zoning and permit requirements.

3.17       Customer Lists and Accounts. The Customer Lists and Accounts set forth in Schedule 2.1(b) is a true and correct list of the Company’s customers and accounts as of the date hereof.

3.18       Relationships with Suppliers and Licensors. No current supplier to the Company with the respect to the Business has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company nor has any licensor under a license agreement with the Company that constitutes part of the Assumed Contracts notified the Company of an intention to terminate or substantially alter the Company’s rights under such license.

3.19       Tax Matters. All Taxes of the Company have been or will be paid on a timely basis. The Company has duly and timely filed (or will file prior to the Closing) all Tax Returns required to be filed prior to Closing, and all such Tax Returns and reports are true, correct, and complete in all material respects. There are no Encumbrances (other than Permitted Encumbrances) for Taxes on any of the Purchased Assets. The Company has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors. The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to the Knowledge of the Company, threatened proceedings with respect to Taxes for which Purchaser could bear successor liability beyond what is set forth in the Disclosure Schedule or which could become a charge against the Purchased Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes, of the Company for which Purchaser could bear successor liability beyond what is set forth in the Disclosure Schedule or which could become a charge against the Purchased Assets.

3.20       Permits. Section 3.20 of the Disclosure Schedule contains a true and complete list of all Permits used by the Company in the conduct of the Business. All such Permits are currently effective and valid and have been validly issued and are freely transferable to Purchaser at the Closing. To the Knowledge of the Company, no additional Permits are necessary to enable the Company to conduct the Business in compliance with all applicable federal, state and local laws. To the Knowledge of the Company, the execution, delivery or performance of this Agreement will not have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct the Business as now operated. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business or of the conduct of the Business after the Closing.

3.21       Brokers. The Company has not retained any broker in connection with the transactions contemplated hereunder. Purchaser has, and will have, no obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company.

3.22       Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the

Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

3.23       Investment Representations. The Company is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. The Company is aware that the Closing Shares have not been registered under the Securities Act or any applicable state securities laws, and hereby agrees that the Closing Shares may not be offered or sold (i) in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws and (ii) unless in compliance with the terms and provisions of this Agreement. The Company represents that the Company is familiar with Rule 144 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Company understands that the offering and sale of the Closing Shares is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and Purchaser may rely on such representations, warranties and agreements in connection therewith.

The Company agrees that it will be acquiring the Closing Shares for its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Closing Shares except in compliance with the Securities Act, applicable state securities laws and this Agreement. The Company represents that by reason of its business and financial experience, the Company has knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of the Company are such that the Company is in a financial position to hold the Closing Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the investment in the Closing Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as of the date hereof, except as set forth on the Purchaser Disclosure Schedule furnished separately to the Company, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

4.1       Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has the requisite corporate power and corporate authority to carry on its business and own its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on Purchaser. Purchaser is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Purchaser.

4.2       Capital Stock of Purchaser. The authorized capital stock of Purchaser, consists of (i) 20,000,000 shares of common stock, par value $0.001 per share, of which 6,294,650 shares were issued and outstanding as of the date hereof; (ii) no shares of capital stock of Purchaser in treasury; and (iii) 5,000,000 shares of Preferred Stock, $0.001 par value per share, all of which have been designated Series A Preferred Stock and all of which were issued and outstanding as of the date hereof (each of which shares is convertible into four shares of common stock). Each share of the issued and outstanding capital stock of Purchaser is duly authorized, validly issued, fully paid and nonassessable. Purchaser will provide at Closing an updated version of this Section 4.2, updated and accurate as of the

Closing (the “Updated Capitalization Representation”). The fully diluted percentage ownership of Purchaser represented by the Closing Shares will not materially change between the date hereof and the Closing.

Except for outstanding options to purchase up to 1,200,000 shares of common stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock.

4.3       Authority. Purchaser has all necessary corporate power and corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings or corporate or stockholder action on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4       Litigation. Except as set forth in the Purchaser Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened or anticipated against, relating to or affecting (i) Purchaser or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of Purchaser, there is no basis for any such Action or Proceeding. Purchaser is not in default with respect to any Order, and there are no unsatisfied judgments against Purchaser.

4.5       Financial Statements and Reports. Purchaser is required to file reports and documents under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Purchaser Reports”). Purchaser is not current with respect to filing the Purchaser Reports. However, Purchaser will become current in the filing of the Purchaser Reports within ninety (90) days following the Closing and such Purchaser Reports, when filed, will be in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will be complete and correct in all material respects as of the applicable filing dates. The Purchaser Reports, when brought current, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Purchaser to be included in the Purchaser Reports will (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein, and (iv) be consistent with the books and records of Purchaser. Purchaser acknowledges that it has access to, and has reviewed (to the extent it has deemed necessary) the Company Reports.

4.6       Financial Statements. Purchaser has delivered to the Company its unaudited balance sheet and unaudited statements of income and cash flows for the nine month period ending September 30, 2003 (the “Statement Date”) (all of the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of Purchaser as of the dates, and for the periods, specified therein; provided, however, that the unaudited Financial Statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

4.7       No Undisclosed Liabilities. Purchaser has no material liabilities and knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

4.8       Brokers. Purchaser has not retained any broker in connection with the transactions contemplated hereunder. Purchaser will have no obligation to pay any broker’s, finder’s investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby.

4.9       No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Purchaser;

(b)   conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to Purchaser, the business or Assets or Properties of Purchaser or the capital stock of Purchaser; or

(c)   result in a breach of, or default under (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Purchaser may be bound; or

(d)   result in an imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on the business or Assets or Properties of Purchaser except as contemplated by this Agreement.

4.10      Consents and Governmental Approvals and Filings. No consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.11      Compliance with Law. To the Knowledge of Purchaser, except with respect to the lack of timeliness and currency of the Purchaser Reports described in Section 4.5 above, it is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has not received any notice to the effect that, or otherwise has been advised that, it is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on Purchaser.

4.12      Trading of Securities. Neither Purchaser nor any of its officers, directors or ten percent (10%) or greater shareholders, nor, to Purchaser’s Knowledge any of its employees, affiliates, agents or representatives have violated any laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, arising out of or in any way related to the issuance of or trading in the capital securities of Purchaser, including, without limitation, Rule 10b-5 of the Exchange Act.

4.13      Closing Shares. The Closing Shares, upon issuance thereof, will be duly authorized, validly issued, fully paid, nonassessable, and not subject to any Encumbrance. The Closing Shares shall be issued in compliance with all applicable securities laws.

4.14      Material Misstatements and Omissions. The statements, representations and warranties of Purchaser contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

Each of the parties covenants with the others to act, as follows:

5.1      Operation of Business Prior to Closing Date. Except as otherwise contemplated by this Agreement, between the date hereof and the Closing Date (or earlier termination of this Agreement), the Company will operate the Business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current Business organizations, keep available the service of current managers, officers and employees of the Business and preserve relationships with customers, suppliers, distributors, lessors, employees, contractors and others having business dealings with the Business with the intention that the Business shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date (or earlier termination of this Agreement), the Company:

(a)   will not create, incur or assume any obligation which would adversely affect the Purchased Assets or Purchaser’s ability to conduct the Business in substantially the same manner and condition as conducted by the Company on the date of this Agreement;

(b)   except to the extent an obligation is established in a written agreement in existence prior to the date hereof, will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Offer Recipient, except as contemplated in Section 5.9 below and except for such benefits provided to substantially all of the Company’s similarly situated employees;

(c)   will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business;

(d)   will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person except object code licenses on a non-exclusive basis in a manner and on terms consistent with past practice;

(e)   will not enter into any material agreements or commitments relating to the Business, except on commercially reasonable terms in the Ordinary Course of Business of the Business;

(f)    will comply in all material respects with all laws and regulations applicable to the Business;

(g)   will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

(h)   will not materially amend its Certificate of Incorporation or Bylaws (except as necessary to comply with the terms of this Agreement)

5.2      Investigation by Purchaser. Subject to all applicable patient confidentiality laws and confidentiality obligations of the Company, the Company shall allow Purchaser or its authorized representatives, at Purchaser’s own expense during regular business hours, or otherwise with the consent of the Company (which consent shall not be unreasonably withheld), to make such inspection of the Company and to inspect (and, if applicable, make copies of) Books and Records, plants, offices, warehouses and other facilities of the Company as reasonably requested by Purchaser or its authorized representatives.

5.3      Consents. As soon as practicable after execution of this Agreement, each party will commence all action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete consummation of the transactions contemplated hereby by the Closing Date. In this regard, the Company will use its reasonable best efforts to obtain consent from its landlord to assign to Purchaser (effective at Closing) the real property lease pertaining to the Company’s facility located at 134 Flanders Rd., Westborough, MA 01581. In the event the Company is unable to obtain such assignment, the Company will sublease such facility to Purchaser effective at Closing.

5.4      Notification of Certain Matters. Each of the parties shall give prompt notice to the other party, of (i) the discovery of a fact or facts of which the notifying party has actual knowledge which cause it to conclude that any of the representations, warranties or statements made by it or in an any exhibit, schedule or other document delivered pursuant to this Agreement, may be false or misleading or omission of any facts necessary in order to make such representations, warranties or statements not false or misleading; (ii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by them in this Agreement to be untrue or inaccurate any time from the date hereof to the Closing Date; and (iii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party hereto shall use all reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.5      Cooperative Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays or otherwise which are necessary to the consummation of the transactions contemplated by this Agreement.

5.6      Filings. Each of the parties hereto will use its best efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement. The Company and Purchaser will coordinate and cooperate with one another in exchanging such information and provide each other such assistance as any other party may reasonably request in connection with the foregoing.

5.7      Inconsistent Activities. Unless and until this Agreement is terminated pursuant to Section 9.1, the Company will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or the Purchased Assets, or any merger, consolidation, business combination or similar transaction involving the Business (each a “Proposed Acquisition Transaction”). The Company will immediately notify Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed

Acquisition Transaction and notify Purchaser of the terms of any proposal which it or its Affiliates, if any, may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

5.8      Public Announcements. Except as may be required by applicable law, including any determination that a press release or other public statement or filing is required under applicable securities or regulatory rules, prior to the Closing, none of the parties hereto shall issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of each of the other parties hereto.

5.9      Employee Matters.

(a)   Offer of Employment. Subject to and in accordance with the provisions of this Section 5.9, Purchaser will offer employment to all employees other than Stephen Gorgol who are employed in the Business as of the date of this Agreement (such employees to receive offers of employment are referred to as the “Offer Recipients”). The Company has delivered to Purchaser a list setting forth the names, home addresses, compensation levels, stock option position, if any, and job titles of all Offer Recipients. Prior to the Closing, Purchaser, after notice to the Company as to the timing and method of contact, shall have the right to contact each of the Offer Recipients for the purposes of making offers of employment with Purchaser to be effective after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Purchaser shall hire all Offer Recipients who accept such offer in the manner and within the time frame reasonably established by Purchaser. Each such employee who is employed by the Company on the Closing Date and who actually transfers to employment with Purchaser at or after the Closing Date as a result of an offer of employment made by Purchaser is hereafter referred to as a “Transferred Employee.” On a periodic basis following the date hereof and prior to the Closing, Purchaser shall advise the Company of its intentions with respect to Offer Recipients it desires to extend or has extended offers to and the general status of discussions with such employees.

(b)   Transition. The employment of the Transferred Employees by the Company shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Purchaser shall commence at 12:01 a.m. on the day after the Closing Date, except as to those Transferred Employees who are on disability leave of less than twenty-six (26) weeks, authorized leave of absence or military service as of the Closing Date, in which case such Transferred Employees shall remain employees of the Company until, and will commence employment with Purchaser as of, 12:01 a.m. on the date they return to active employment. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. The terms of employment with Purchaser shall be as mutually agreed to between each Transferred Employee and Purchaser, subject to the succeeding provisions of this Section 5.9.

(c)   Retention of Employees Prior to Closing. The Company agrees to use reasonable efforts to (i) retain the Offer Recipients as employees of the Business until the Closing Date, and (ii) assist Purchaser in securing the employment after the Closing Date of the Offer Recipients. The Company shall notify Purchaser promptly if any Offer Recipient terminates employment with the Company after the date of this Agreement but prior to the Closing.

(d)   Employees Other than Transferred Employees. Any employees of the Company who do not become Transferred Employees will remain employees of the Company after the Closing. Any severance obligations to such employees shall be the Company’s responsibility.

5.10      Prorations. The Purchaser and the Company agree to make customary prorations (as of the Closing Date) in respect of items customarily prorated in connection with the sale of assets similar to the Purchased Assets, including, without limitation, if applicable, real estate taxes and power and utility charges.

5.11     Confidentiality. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, members, managers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished at any time by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to such others other than on a confidential basis, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the transactions contemplated hereby are not consummated, the confidentiality obligations of each party pursuant to this Section 5.111 will continue, and each party will, at the request of the party supplying the information, return or destroy (and provide appropriate certification thereof) any and all such written, electronic or computer-based information.

5.12     Approval of the Company’s Stockholders. The Company shall take the actions necessary to conduct a special meeting of the Company’s stockholders to consider and vote on the transactions contemplated by this Agreement at the earliest practicable date after the date of this Agreement and in connection therewith the Company’s Board of Directors shall recommend to the Company’s Stockholders that they approve this Agreement and the transactions contemplated thereby. The Company agrees to use its commercially reasonable efforts to take all necessary steps to obtain approval of the Company’s stockholders, including the filing and distribution of a proxy statement, calling of a special meeting and the holding of that meeting. Such a special meeting shall be called, held and conducted and proxies shall be solicited, in compliance with the Company’s Certificate of Incorporation and Bylaws, both as amended, and in compliance with applicable law.

5.13     Updating of Disclosure Schedules. The Company shall prepare and deliver an updated version of the Company Disclosure Schedule (the “Updated Company Disclosure Schedule”) and all schedules and exhibits thereto to include all information necessary to make the representations and warranties of the Company contained in this Agreement, as supplemented by the Updated Company Disclosure Schedule, accurate as of the Closing Date. The Company shall deliver a reasonably complete version of the Updated Company Disclosure Schedule to Purchaser approximately five (5) days prior to Closing. Purchaser shall prepare and deliver an updated version of the Purchaser Disclosure Schedule (the “Updated Purchaser Disclosure Schedule”) and all schedules and exhibits thereto to include all information necessary to make the representations and warranties of Purchaser contained in this Agreement, as supplemented by the Updated Purchaser Disclosure Schedule, accurate as of the Closing Date. Purchaser shall deliver a reasonably complete version of the Updated Purchaser Disclosure Schedule to the Company approximately five (5) days prior to Closing.

5.14      Board of Directors of Purchaser. Purchaser shall take all necessary steps such that, upon the Closing, John Lyon will be elected to Purchaser’s Board of Directors if he so chooses to serve thereon. This option for Mr. Lyon shall be available for 90 days following the Closing.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the transactions contemplated hereby are subject to the satisfaction, at or before the Closing, of each of the following conditions:

6.1      No Material Adverse Effect. Purchaser shall not have acted or caused any Person to have acted in any manner which has created or could reasonably be expected to create (individually or in the aggregate), a Material Adverse Effect on Purchaser.

6.2      Stockholder Approval. Purchaser shall have obtained the approval of its shareholders (if necessary) for the consummation of the transactions contemplated by this Agreement.

6.3      Closing Deliveries. Purchaser shall have executed and delivered the documents required to be executed and delivered by Purchaser pursuant to Section 2.9(c) above.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligation of Purchaser to effect the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the following conditions:

7.1      Material Adverse Effect. The Company shall not have acted or caused any Person to have acted in any manner which has created or could reasonably be expected to create (individually or in the aggregate), a Material Adverse Effect on the Business or the Purchased Assets.

7.2      Stockholder Approval. The Company shall have obtained the approval of its stockholders for the consummation of the transactions contemplated by this Agreement.

7.3      Closing Deliveries. The Company shall have executed and delivered the documents required to be executed and delivered by the Company pursuant to Section 2.9(b) above.

ARTICLE VIII

ACTIONS BY THE PARTIES AFTER THE CLOSING

8.1      Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party), and thereafter the representations and warranties of the Parties herein shall continue to survive in full force and effect for a period of twelve (12) months after the Closing Date (the “Survival Period”).

8.2      Indemnification.

(a)   By the Company. The Company shall indemnify, defend and hold harmless Purchaser and each of its officers, directors, employees, agents, successors and assigns (collectively the “Purchaser Group”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, penalties, costs of mitigation, clean-up or remedial action, reasonable attorneys’ fees and all amounts paid to third parties in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), suffered by Purchaser, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement and (ii) Liabilities that are not Assumed Liabilities.

(b)   By Purchaser. Purchaser shall indemnify, defend and hold harmless the Company, its officers, managers, employees, agents, successors and assigns (the “Company Group”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any (i) breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by Purchaser in or pursuant to this Agreement and (ii) Assumed Liabilities.

(c)   Resolution of Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought to the other party (the “Claim Notice”). Upon receipt of a Claim Notice, the party from whom indemnification is sought shall have fifteen (15) Business Days to object, in writing, to such claim

(the “Dispute Notice”), otherwise the party seeking indemnification shall have the right to enforce its indemnity rights as defined hereunder. If the party from whom indemnification is sought provides the other party with a Dispute Notice in a timely fashion, the parties shall attempt in good faith to agree upon the rights or the respective parties with respect to such claim. If the parties agree as to the resolution of such claim, they shall prepare a memorandum setting forth the terms of such resolution signed by each of the parties hereto and enforce the indemnification rights hereunder. If no agreement is reached within thirty (30) days after delivery of the Dispute Notice, the dispute resolution provisions of this Agreement shall govern.

(d)   Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that a delay or failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Any such notice shall state (with reasonable specificity) the basis on which indemnification is being asserted, the amount of Damages for which indemnification is being asserted and copies of all relevant pleadings, demands and other papers being served on the indemnified party. After such notice, the indemnifying party may, if it so elects, take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s sole cost, risk and expense (unless the indemnifying party has failed to assume the defense of such Action or Proceeding), and compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s own cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action subject to indemnification and effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.

(e)           Limitations on Indemnity.

(i)    The Company shall have no liability to Purchaser for amounts payable pursuant to its indemnification obligations in this Section 8.2 until the total of all such Damages incurred by any member of the Purchaser Group, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the “Threshold Amount”), and then indemnification by the indemnifying party shall apply to all such Damages exceeding the Threshold Amount. Purchaser shall have no liability to the Company for amounts payable pursuant to its indemnification obligations in this Section 8.2 until the total of all such Damages incurred by any member of the Company Group, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the “Threshold Amount”), and then indemnification by the indemnifying party shall apply to all such Damages exceeding the Threshold Amount.

(ii)   The Indemnity Shares shall be the sole and exclusive means for Purchaser to collect any Damages for which it is entitled to indemnification under this Article VIII. The maximum aggregate amount of indemnification for any Damages for which the Company is required to indemnify the members of the Purchaser Group under this Agreement shall be limited to the aggregate value of the Indemnity Shares. The maximum aggregate amount of indemnification for any Damages for which Purchaser is required to indemnify the members of the Company Group under this Agreement shall be limited to the aggregate value of the Indemnity Shares. Purchaser shall have the right to satisfy any indemnification claims made by the Company through the issuance to the Company of shares of Purchaser’s common stock.

(iii)  The limitations on the Company’s and Purchaser’s indemnification obligations in 8.2(e)(i) and 8.2(e)(ii) above shall not apply to any Damages arising out of or in connection with any fraud or intentional breach by Purchaser or the Company of any representation, warranty, covenant or agreement or obligation of such party.

(iv)  For all purposes of this Article VIII, the value of Indemnity Shares shall be determined at the time a claim for indemnity is made and shall be the “Fair Market Value” of the Indemnity Shares at that time. For purposes hereof, “Fair Market Value” shall mean the average of the closing price of the common stock of Purchaser as quoted or traded on its primary inter-dealer quotation system or any securities exchange, over the ten (10) trading day period ending three (3) trading days prior to the date on which the subject claim for indemnification is made hereunder. However, if at any time the common stock of Purchaser is not listed on any securities exchange or quoted on an inter-dealer quotation system, “Fair Market Value” shall mean the fair value of the class or series of capital stock of Purchaser constituting Indemnity Shares as determined in good faith and in the sole discretion of a reputable appraiser chosen by the Company’s Board of Directors and Purchaser’s Board of Directors, together. If these respective Boards of Directors cannot agree on an appraiser within thirty (30) days from the making of the claim, each Board of Directors shall choose a reputable appraiser within ten (10) days thereafter and such appraiser shall have ten (10) additional days to choose the final appraiser, whose appraisal shall be binding on the parties. The cost of such process shall be borne equally by the Company and Purchaser.

8.3         Restriction on Transferability of the Securities. The certificates representing the Securities (if and when issued) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR ANOTHER AVAILABLE EXEMPTION.

8.4         Agreement not to dispose of Indemnity Shares. The Company agrees that, for purposes of keeping the Indemnity Shares available for satisfaction of any claims for indemnification pursuant to this Article VIII hereof (if necessary), it will make no transfer, sale or hypothecation of the Indemnity Shares until twelve (12) months following the Closing Date.

8.5         Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

8.6         Reports Under Securities Exchange Act of 1934. With a view to making available to the Company the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the Company to sell Purchaser’s Common Stock to the public without registration, Purchaser agrees to use its best efforts to:

(a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times; and

(b)   file with the SEC in a timely manner all reports and other documents required of Purchaser under the Act and the 1934 Act.

8.7         Transfer of Rights to Name. Subject to approval of the Company’s stockholders, the Company shall transfer and assign to Purchaser all rights in the name “Vista Medical Technologies,” as the same may be used in whole.

8.8         Access to Records. After the Closing Date, Purchaser shall retain for a period consistent with Purchaser’s record-retention policies and practices those records of the Company relating to the Purchased Assets. Purchaser also shall provide the Company (including the Company’s accountants and auditors) reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, the Company shall provide Purchaser (including Purchaser’s accountants and auditors) reasonable access to records relating to Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Purchaser in such notice.

8.9         Transitional Use of Financial System. The Company may designate one of its employees who will have the right, for a period of 90 days following the Closing, to use the financial reporting and auditing system transferred to Purchaser in connection herewith (the “Financial System”) for the purpose of generating and maintaining the Company’s financial reporting obligations and practices. Such employee shall have full use of (and access to) the Financial System for such 90 day period.

8.10        Payment of Royalties. Purchaser agrees to pay the royalties described in the License Agreement.

8.11        Payment for Inventory. The Company and Purchaser acknowledge and agree that the Company is consigning to Purchaser, in connection with the Closing, the Company’s inventory of Products. The Company agrees to account and pay for such inventory in accordance with the procedure set forth on Exhibit E.

ARTICLE IX

MISCELLANEOUS

9.1         Termination.

(a)          This Agreement may be terminated and the transactions contemplated hereby abandoned:

(i)    at any time prior to the Closing, by mutual written consent of Purchaser and the Company;

(ii)   at any time after April 16, 2004 (the “Termination Date”), by the Purchaser or the Company in writing, if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date and such terminating party is not then in material breach of this Agreement; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing shall not have occurred on or before said date;

(iii)  by the Company on written notice to the Purchaser if (i) there shall have been a material breach of any representations or warranties on the part of Purchaser set forth in this Agreement or if any representations or warranties of Purchaser shall have become untrue in any material respect, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Purchaser or the Company to consummate the transactions contemplated hereby, and Purchaser has not cured such breach within ten (10) Business Days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect;

(iv)  by Purchaser on written notice to the Company if (i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, provided that Purchaser has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Purchaser to consummate the transactions contemplated hereby, and the Company has not cured such breach within ten (10) Business Days after notice by Purchaser thereof, provided that Purchaser has not breached any of its obligations hereunder in any material respect;

(v)   by Purchaser, if the Company becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company;

(vi)  by Purchaser, if the Company becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company; and/or

(b)         In the event of the termination of this Agreement as provided in this Section 9.1, except as otherwise provided in this Agreement or the instruments and agreements executed in connection herewith, no party shall have any other liability hereunder of any nature whatsoever to any other party, including any liability for Damages; provided, however, that if, at the time of such termination, any party is in default under its obligations hereunder, the party in default shall be liable to the other parties for such default; and provided, further, that the provisions of Section 5.11 and Article IX shall continue in full force and effect.

(c)         In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

9.2         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Company, to:	Vista Medical Technologies, Inc. 2101 Faraday Avenue Carlsbad, CA 92008 Attention: John R. Lyon Facsimile No.: 760-603-9170

with copies to:	Craig S. Andrews, Esq. Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive #700 San Diego, CA 92122-1246 Facsimile No.: 858-450-8499

If to Purchaser, to:	Viking Systems, Inc. 7514 Girard Ave., Suite 1509 La Jolla, CA 92037 Facsimile No.: (619) 839-3793 Attention: Thomas B. Marsh

with copies to:	A.O. “Bud” Headman, Jr. Cohne, Rappaport & Segal, P.C. 525 E. 100 S., Suite 500 Salt Lake City, Utah 84102 Facsimile No.: (801) 355-1813

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

9.3         Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto, all other documents delivered in connection herewith and the Confidentiality Agreement) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect hereto.

9.4         Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.5         Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.6         No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 8.2 above.

9.7         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so without such consent will be void, except that any party’s rights to indemnification under Section 8.2 may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.8         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.9         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

9.10       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

9.11       Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 9.11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 9.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

9.12       Expense. Each of the parties hereto shall pay the fees, expenses and costs incurred by such party incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

9.13       Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

9.14       Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

“Purchaser”

Viking Systems, Inc. a Nevada corporation

By	/s/ THOMAS B. MARSH

Name: Thomas B. Marsh
Title: President

“Company”

Vista Medical Technologies, Inc., a Delaware corporation

By	/s/ JOHN R. LYON

Name: John R. Lyon
Title: President and Chief Executive Officer

EXHIBIT A

LICENSE AGREEMENT

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this       day of       2003 (“EFFECTIVE DATE”), by and between Vista Medical Technologies, Inc., a Delaware corporation, having a principal place of business located at 2101 Faraday Avenue, Carlsbad, CA 92008 (“LICENSOR”), and Viking Systems, Inc., a Nevada corporation, having a principal place of business located at 7514 Girard Ave., Suite 1509, La Jolla, CA 92037 (“LICENSEE”).

RECITALS

A.    WHEREAS, pursuant to that certain Asset Purchase Agreement by and between LICENSOR and LICENSEE dated December 22 (the “Asset Purchase Agreement”), LICENSEE is acquiring from the LICENSOR, and LICENSOR is selling to LICENSEE, certain assets (“ASSETS”) of the LICENSOR’s medical device and technology business (“BUSINESS”); and

B.    WHEREAS, LICENSOR owns certain intellectual property rights necessary to make use of such ASSETS, commercialize LICENSED PRODUCTS and operate the BUSINESS; and

C.    WHEREAS, LICENSEE desires to license certain intellectual property rights necessary to make use of such ASSETS, commercialize LICENSED PRODUCTS and operate the BUSINESS and LICENSOR is willing to grant such an exclusive license to LICENSEE.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. DEFINITIONS

All definitions below or elsewhere in this AGREEMENT apply to both their singular and plural forms, as the context may require. “Herein, “ “hereunder,” and “hereof” and other similar expressions refer to this AGREEMENT. “Section” refers to sections in this AGREEMENT. “Including” means “including without limitation.” “Days” means “calendar days,” unless otherwise stated.

1.1    ”AFFILIATE”    means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

1.2    ”CONFIDENTIAL INFORMATION”    means the proprietary or confidential information of a party (each, a “DISCLOSER”) which is disclosed to the other party (each, a “RECIPIENT”) before or after the EFFECTIVE DATE and (i) is identified as “confidential” by DISCLOSER in writing prior to disclosure and (ii) relates to products, plans, designs, costs, prices, finances, marketing plans, business opportunities, personnel, research, development, know-how, trade secrets, inventions, blueprints, techniques, chemical or biological materials, drugs, devices, specimens, apparatus, processes, algorithms, software programs, schematics, designs, contracts, customer lists, procedures, formulae, patent applications and other information relating to DISCLOSER’s business, services, processes or technology. CONFIDENTIAL INFORMATION shall not include information that RECIPIENT proves: (i) was known by RECIPIENT, or was publicly available, prior to disclosure by DISCLOSER to RECIPIENT; (ii) became publicly available after disclosure by DISCLOSER to RECIPIENT through no act of RECIPIENT; (iii) is hereafter rightfully furnished to RECIPIENT by a third party without confidentiality restriction; or (iv) is disclosed with the prior written consent of DISCLOSER or as expressly authorized under this AGREEMENT.

1.3    ”GROSS REVENUES”    means royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments, equity securities or any other payment or value received by License from the sale, licensing, sublicensing, renting, leasing or other commercialization of Licensed Products, less sales/and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns.

1.4    ”IMPROVEMENTS”    means any and all derivative works, modifications, improvements, enhancements, translations, abridgements, additional developments or the like to the existing LICENSED TECHNOLOGY made by LICENSEE, LICENSEE’s AFFILIATES and/or LICENSEE’s sublicensees after the EFFECTIVE DATE.

1.5    ”INTELLECTUAL PROPERTY” or “INTELLECTUAL PROPERTY RIGHTS”    collectively means any and all patents (including reissues, divisions, continuations and extensions thereof), patent registrations, patent applications, data rights, utility models, business processes, trademarks, trade secrets, know how, trade names, registered or unregistered designs, mask works, copyrights, moral rights and any other form of proprietary protection afforded by law to intellectual property, or any applications therefor, which arises or is enforceable under the laws of the United States, any other jurisdiction or any bi-lateral or multi-lateral treaty regime.

1.6    ”KNOW-HOW”    means any and all information, processes, procedures, documents and materials relating to the design, development and manufacture of LICENSED PRODUCTS known to LICENSOR as of the EFFECTIVE DATE.

1.7    ”LICENSED PRODUCTS”    means any product incorporating or arising out of LICENSED TECHNOLOGY, including the OEM PRODUCTS and the VISTA PRODUCTS.

1.8    ”LICENSED PATENTS”    means all of the patent applications and patents listed on Schedule 3.10(a) of the Company Disclosure Schedule (as defined in the Asset Purchase Agreement), and any patents issued therefrom, together with all pending and issued foreign counterparts of such applications, and all pending and issued renewals, continuations, continuations-in-part, divisions, patents of addition, reexaminations and/or reissues of such applications or foreign counterparts.

1.9    ”LICENSED TECHNICAL INFORMATION”    means LICENSOR’s rights in any technical information, KNOW-HOW, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data which are not claimed in LICENSED PATENTS but that are necessary or useful for practicing LICENSED PATENTS.

1.10    ”LICENSED TECHNOLOGY”    means inventions or discoveries covered by LICENSED PATENTS and/or LICENSED TECHNICAL INFORMATION as more fully defined in Exhibit A. LICENSED TECHNOLOGY includes any IMPROVEMENTS developed by LICENSEE or its AFFILIATES subsequent to the EFFECTIVE DATE as set forth in Section 4.2.

1.11    ”LIMITED ROYALTY PERIOD”    has the meaning set forth in Section 3.1(b).

1.12    ”LIMITED ROYALTY PERIOD GROSS REVENUES”    means Gross Revenues from Licensee’s Sale of Vista Products less the gross revenues earned by LICENSOR from its Sale of Vista Products during 2003.

1.13    ”OEM PRODUCTS”    means the Aesculap product line, the Wolf product line and the OEM Camera product line as further defined in Exhibit B, and any improvements, derivatives, modifications or enhancements thereto.

1.14    ”SALE” OR “SOLD”    means the transfer, licensing, renting, leasing, disposition or other commercialization of Licensed Products for value.

1.15    ”TERM”    has the meaning set forth in Section 10.1.

1.16    ”VISTA PRODUCTS”    means the Endosite System product line and the Three Chip Endosite System product line as further defined in Exhibit B, and any improvements, derivatives, modifications or enhancements thereto.

II. LICENSE; TECHNOLOGY TRANSFER

2.1   Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, a worldwide, exclusive (even as to LICENSOR) license, with the right to sublicense, under LICENSED TECHNOLOGY, and all INTELLECTUAL PROPERTY RIGHTS therein (i) to make, have made, use, import, reproduce, offer to sell and/or sell LICENSED PRODUCTS; and (ii) to modify and create IMPROVEMENTS.

2.2    Sublicenses.    LICENSEE may grant sublicenses under LICENSED TECHNOLOGY consistent with the terms of Section 2.1 and this AGREEMENT. Notwithstanding anything else herein and for avoidance of doubt, LICENSEE shall have no right to commercialize the LICENSED TECHNOLOGY except as incorporated into LICENSED PRODUCTS.

2.3    Technology Transfer.    No later than thirty (30) days following the EFFECTIVE DATE, LICENSOR shall deliver to LICENSEE all LICENSED TECHNOLOGY.

III. CONSIDERATION, PAYMENTS AND REPORTS

3.1       Royalties.    In consideration of rights granted by LICENSOR to LICENSEE under this AGREEMENT, LICENSEE agrees to pay LICENSOR the following:

(a)   A five percent (5%) royalty on Gross Revenues for all OEM PRODUCTS Sold by LICENSEE, its AFFILIATES or its sublicensees;

(b)   For the first (1st) two (2) twelve (12) month periods after the EFFECTIVE DATE (“LIMITED ROYALTY PERIOD”), a ten percent (10%) royalty on the Limited Royalty Period Gross Revenues for all VISTA PRODUCTS Sold by LICENSEE, its AFFILIATES or its sublicensees; and

(c)   After the LIMITED ROYALTY PERIOD, a ten percent (10%) royalty on Gross Revenues for all VISTA PRODUCTS Sold licensed, leased, rented or otherwise commercialized by LICENSEE, its AFFILIATES or its sublicensees.

3.2       Minimum Royalties.    Notwithstanding Section 3.1, the minimum royalty payment by LICENSEE to LICENSOR for the Licensed Products shall be as follows:

(a)   One Hundred and Fifty Thousand U.S. Dollars ($150,000) for the first (1st) twelve (12) month period after the EFFECTIVE DATE to be paid no later than thirty (30) days after the first (1st) anniversary of the EFFECTIVE DATE;

(b)   Three Hundred Thousand U.S. Dollars ($300,000) for the second twelve (12) month period starting on the first (1st) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the second (2nd) anniversary of the EFFECTIVE DATE;

(c)   Three Hundred Thousand U.S. Dollars ($300,000) for the third twelve (12) month period starting on second (2nd) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the third (3rd) anniversary of the EFFECTIVE DATE;

(d)   Three Hundred Thousand U.S. Dollars ($300,000) for the fourth twelve (12) month period starting on the third (3rd) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the fourth (4th) anniversary of the EFFECTIVE DATE; and

(e)   Three Hundred and Seventy-Five Thousand U.S. Dollars ($375,000) for the fifth twelve (12) month period starting on the fourth (4th) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the fifth (5th) anniversary of the EFFECTIVE DATE.

3.3       Termination of License.    If LICENSEE does not pay LICENSOR the minimum royalty for each twelve month period as set forth in Section 3.2, and such failure continues for thirty (30) days after LICENSOR notifies LICENSEE thereof in writing, the licenses granted under Section 2 shall terminate immediately and all rights and interests granted therein shall revert back to LICENSOR. The parties shall take any and all necessary actions and execute all documents necessary to ensure that the intent of this Section is enforced.

3.4       Royalty Obligation and Conditional Transfer of LICENSED TECHNOLOGY.    The royalties agreed to hereunder shall be paid until the earlier of the date on which LICENSEE has paid LICENSOR an aggregate of Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) or the fifth anniversary of Effective Date. (“TOTAL ROYALTY”). If LICENSEE pays LICENSOR the TOTAL ROYALTY, LICENSOR shall assign and transfer to LICENSEE all of LICENSOR’s rights, title and interests in and to the LICENSED TECHNOLOGY. The parties shall take any and all necessary actions and execute all documents necessary to ensure the intent of this Section is enforced.

3.5       Payment Terms.    The royalties due hereunder shall be paid on a semi annual basis (“Payment Period”) commencing six (6) months from the Effective Date. Within thirty (30) days after the end of each Payment Period, LICENSEE:

(i)    shall pay all royalties set forth in this Section 3 accrued and payable for such period, and

(ii)   furnish LICENSOR with a royalty report along with a written statement certified by an officer of LICENSEE (a) stating that the royalty report is true and accurate, and (b) specifying the total royalties payable to LICENSOR for such period and providing the basis for the calculation of such royalties.

All payments due to LICENSOR shall be made solely in U.S. Dollars in immediately available funds, via wire transfer to such account as is designated by LICENSOR in writing to LICENSEE. Late payments shall accrue interest from the date due until the date paid at a rate of one percent (1%) per month, or the maximum rate allowed under applicable law, whichever is less. LICENSEE shall make no offset for any amounts due to LICENSOR regardless of the justification for such intended offset.

3.6       Right of Audit.    During the TERM and for three (3) years after the expiration and termination of this AGREEMENT for any reason (the “AUDIT PERIOD”), LICENSEE shall keep complete, true and accurate records containing all invoices and other data related to the computation and verification of the royalties to be paid under Section 3 and any other amounts to be paid to LICENSOR, and (b) the basis of information provided in the royalty report or any statements provided by LICENSEE to LICENSOR pursuant to this AGREEMENT. During the AUDIT PERIOD LICENSEE shall permit LICENSOR or its designees or agents, at LICENSOR’s expense and upon ten (10) days prior written notice, to inspect and make copies of such records for the sole purpose of verifying the accuracy of the royalties and other payments made by LICENSEE under this AGREEMENT. LICENSEE shall itself, and shall cause its accountants to, diligently cooperate with the audit. If any audit reveals any underpayment by LICENSEE, LICENSEE shall within ten (10) days after such audit remit to LICENSOR all amounts due, with interest thereon at the rate of one percent (1%) per month compounded (or the highest rate permitted by applicable law, whichever is lower), calculated from the date such amounts were due. If any underpayment is more than five percent (5%) of the total payments due for the period audited, LICENSEE shall remit to LICENSOR in full all costs for such audits and the subsequent audit, including any fees of a certified public accountant.

3.7       Taxes.    In addition to any other amounts due under this AGREEMENT, LICENSEE agrees to pay, indemnify and hold LICENSOR harmless from any TAXES imposed by any governmental authority with respect to LICENSEE’s use of the LICENSED TECHNOLOGY. “TAXES” herein means any tax, fee or cost not based on LICENSOR’s net income, including any sales, use, excise, import or export, value added, withholding or similar tax, or any duty or fee and any penalties or interest associated with any of the foregoing. LICENSEE’s obligation to pay TAXES shall survive any expiration or termination of this AGREEMENT. Notwithstanding the foregoing, if LICENSEE is required by U.S. or other law to withhold any amount from sums payable to LICENSOR hereunder, LICENSEE shall deduct and pay any withholding taxes to the appropriate U.S. or other tax authorities, respectively, and shall provide LICENSOR with a tax receipt evidencing such payment.

IV. PATENTS AND INVENTIONS

4.1       Ownership.    Except for the licenses granted herein and as set forth in Section 3, LICENSOR shall retain all of its rights, title and interests, which it may have, in the underlying INTELLECTUAL PROPERTY RIGHTS of the LICENSED TECHNOLOGY and any IMPROVEMENTS.

4.2       LICENSEE IMPROVEMENTS.    In the event that LICENSEE develops IMPROVEMENTS subsequent to the EFFECTIVE DATE, LICENSEE shall have all rights to such IMPROVEMENTS under the terms of the exclusive license granted to LICENSEE in Section 2.1.

4.3       Patent Prosecution.    LICENSEE shall have the responsibility for preparing, filing, prosecuting and maintaining the LICENSED PATENTS and conducting any interferences, reexaminations or requesting reissues or patent term extensions with respect to the LICENSED PATENTS in the United States, and the right to prepare, file, prosecute and maintain the LICENSED PATENTS and conduct any interferences, reexaminations or request reissues or patent term extensions with respect to the LICENSED PATENTS, or to take such similar actions to protect the LICENSED PATENTS in any other country. During the TERM LICENSEE shall prosecute and/or maintain, as appropriate, the LICENSED PATENTS in at least the countries in which LICENSOR has already begun prosecution and/or maintenance (“PROSECUTION COUNTRIES”), a list of which shall be provided by LICENSOR upon request. LICENSEE shall keep LICENSOR fully informed as to the status of such patent matters, including without limitation by providing LICENSOR with the opportunity to review and comment on any documents which will be filed in any patent office and by providing LICENSOR copies of any documents received by LICENSEE from such patent offices including notices of all interferences, reexaminations, oppositions or requests for patent term extensions. In the event that LICENSEE declines or fails to prepare, file, prosecute or maintain any LICENSED PATENTS in any PROSECUTION COUNTRY, LICENSEE shall promptly, and in no event later than ninety (90) days prior to any filing deadline, provide written notice to LICENSOR and LICENSOR shall then have the right to assume such responsibilities at its own expense using counsel of its choice. In addition, LICENSEE shall promptly notify LICENSOR of any decision to abandon a patent or application covered by the LICENSED PATENTS in any country, in which case, LICENSOR shall have the option, at its expense and with counsel of its choice, of continuing to prosecute any such pending patent application or of keeping the issued patent in force. If LICENSEE abandons, declines or fails to prepare, file, prosecute or maintain any LICENSED PATENTS as set forth in this Section, the licenses granted by LICENSOR to LICENSEE pursuant to Section II shall immediately become non-exclusive.

4.4       Additional Filings.    LICENSEE shall have the right to file for the protection of the LICENSED TECHNICAL INFORMATION, or any rights therein in any country. LICENSEE shall keep LICENSOR fully informed as to the status of such matters, including without limitation by providing LICENSOR with the opportunity to review and comment on any documents to protect the LICENSED TECHNICAL INFORMATION which will be filed in any governmental office or agency and by providing LICENSOR copies of any documents received by LICENSEE from such governmental offices or agencies.

V. INFRINGEMENT BY THIRD PARTIES

5.1    Notice.    Each party shall promptly notify the other in writing of any alleged or threatened INTELLECTUAL PROPERTY infringement of the LICENSED TECHNOLOGY which may adversely impact the rights of the parties hereunder, of which it becomes aware.

5.2    Enforcement.    In the event that either party becomes aware of any alleged or threatened INTELLECTUAL PROPERTY infringement of the LICENSED TECHNOLOGY, as between the parties, LICENSEE shall have the first right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such LICENSED TECHNOLOGY, and to retain any recovery from such action. In furtherance of such right, LICENSOR hereby agrees that LICENSEE may join LICENSOR as a party in any such action (with LICENSOR having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give LICENSEE reasonable assistance and any needed authority to control, file and prosecute such action, without expense to LICENSOR. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then LICENSOR may, at its sole discretion, enforce any INTELLECTUAL PROPERTY RIGHTS in any LICENSED TECHNOLOGY licensed hereunder, provided LICENSOR does so both on behalf of itself and LICENSEE, with LICENSOR retaining all recoveries from such enforcement. In furtherance of such right, LICENSEE hereby agrees that LICENSOR may join LICENSEE as a party in any such action (with LICENSEE having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give LICENSOR reasonable assistance and any needed authority to control, file and prosecute such action, without expense to LICENSEE.

5.3    Cooperation.    In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other at the expense of the party bringing the suit. Cooperation shall include permitting access during regular business hours upon reasonable notice, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

5.4    Licenses to Abate Third Party Infringement.    LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense the rights granted to LICENSEE under Section 2.1 to any alleged infringer.

VI. INDEMNIFICATION

6.1    Indemnification By LICENSOR.    Subject to Section 6.2, LICENSOR, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding brought by a third party against LICENSEE: (a) that the LICENSED TECHNOLOGY (except for IMPROVEMENTS) as used in accordance with this Agreement infringes any United States patent issued as of the Effective Date, or any United States copyright or trademark right(s) of a third-party, or misappropriates any United States trade secret of a third party, (b) that LICENSOR breached any of its warranties, representations or obligations in Section 8.1, or (c) arising out of LICENSOR's negligence, tortious conduct or willful misconduct hereunder; and (ii) pay any final and non-appealable judgment entered or settlement against LICENSEE thereon; provided, however, that LICENSOR shall not be responsible for any compromise or settlement made without its consent. LICENSOR shall have no obligation to LICENSEE unless: (1) LICENSEE gives LICENSOR prompt written notice of the claim; (2) LICENSOR is given the right to control and direct the investigation, preparation, defense and settlement of the claim; and (3) LICENSEE fully cooperates with LICENSOR, at LICENSOR's expense, in such defense and settlement.

(a)    Exclusions.    LICENSOR's indemnification obligations shall not apply to any claim relating to: (a) the IMPROVEMENTS or any element of the LICENSED TECHNOLOGY that has been changed, abused or not used as authorized hereunder; (b) the bundling of LICENSED TECHNOLOGY with software, hardware or other materials of LICENSEE and third parties;

(c) use of the LICENSED TECHNOLOGY that exceeds the scope of the licenses expressly granted in this Agreement; and/or (d) LICENSEE's failure to use the LICENSED TECHNOLOGY or any portion thereof in accordance with the provisions of this Agreement.

(b)    Additional Rights.    If the use, sale or distribution of the OEM PRODUCTS or the VISTA PRODUCTS by LICENSEE, or its AFFILIATES or sublicensees is enjoined due to infringement of the LICENSED TECHNOLOGY in the Unites States, or if LICENSOR wishes to minimize its potential liability in connection therewith, LICENSOR may, at its option and expense, either: (a) substitute functionally equivalent non-infringing LICENSED TECHNOLOGY; (b) modify the infringing LICENSED TECHNOLOGY so that the OEM PRODUCTS or VISTA PRODUCTS no longer infringe, but remain functionally equivalent; (c) obtain for LICENSEE the right to continue to use such LICENSED TECHNOLOGY; or (d) if none of the foregoing is feasible, refund to LICENSEE a pro rata portion of the royalties paid hereunder (as depreciated on a straight line basis over five (5) years from the EFFECTIVE DATE).

6.2    Indemnification By LICENSEE.    LICENSEE, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding against LICENSOR arising from or in connection with (x) LICENSEE's breach of any of its warranties, representations or obligations in Section 8.2, 12.10, 12.11 and 12.12, (y) any LICENSEE modification, combination, adaptation, integration, incorporation, reproduction, sale, lease, rental or other commercialization, distribution or performance of the LICENSED PRODUCTS, or (z) LICENSEE's negligence, tortious conduct or willful misconduct; and (ii) pay any final judgment entered or settlement against LICENSOR thereon, provided, however, that LICENSEE shall not be responsible for any compromise or settlement made without its consent. LICENSEE shall have no obligation to LICENSOR pursuant to this Section 6.2 unless: (a) LICENSOR gives LICENSEE prompt written notice of the claim; (b) LICENSEE is given the right to control and direct the investigation, preparation, defense and settlement of the claim; and (c) LICENSOR fully cooperates with LICENSEE, at LICENSEE's expense, in such defense and settlement.

6.3   In the event the provisions of this Article VI conflict with similar provisions contained in the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control.

VII. CONFIDENTIAL INFORMATION

7.1    Nondisclosure.    RECIPIENT shall not, except as otherwise expressly provided herein, disclose, disseminate or otherwise allow access to the CONFIDENTIAL INFORMATION of DISCLOSER to anyone other than RECIPIENT's employees that have a need to know such CONFIDENTIAL INFORMATION to implement this AGREEMENT and who are bound by written confidentiality obligations with provisions no less stringent than those contained in this Section VII. RECIPIENT shall prevent unauthorized disclosure or use of the CONFIDENTIAL INFORMATION of DISCLOSER. DISCLOSER and RECIPIENT shall execute any documents and otherwise shall take all necessary steps to ensure that DISCLOSER and RECIPIENT shall each be able to enforce DISCLOSER's rights hereunder against RECIPIENT, its employees and all other third parties to whom RECIPIENT discloses DISCLOSER's CONFIDENTIAL INFORMATION, under the laws of each jurisdiction in which DISCLOSER's CONFIDENTIAL INFORMATION is disclosed by RECIPIENT. RECIPIENT shall be responsible for any breach of this Section VII by RECIPIENT's employees, contractors or agents.

7.2    Ownership.    Except as set forth herein, RECIPIENT acknowledges and agrees that DISCLOSER (or its licensors) owns all rights, title and interests, including INTELLECTUAL PROPERTY RIGHTS, in and to DISCLOSER's CONFIDENTIAL INFORMATION.

7.3    Notification.    If RECIPIENT learns or believes that any person who has had access to the CONFIDENTIAL INFORMATION of DISCLOSER has violated or intends to violate this

AGREEMENT, RECIPIENT shall immediately notify DISCLOSER and shall cooperate with DISCLOSER in seeking injunctive or other equitable relief against any such person.

7.4    Exceptions.    RECIPIENT may disclose the CONFIDENTIAL INFORMATION of DISCLOSER, if such disclosure is required by law, provided that RECIPIENT promptly notifies DISCLOSER to allow intervention by DISCLOSER (prior to the disclosure), cooperates with DISCLOSER to contest or minimize the disclosure (including application for a protective order) at RECIPIENT's expense and limits such disclosure to the party entitled to receive the CONFIDENTIAL INFORMATION and to the scope of the legal requirement. Notwithstanding the foregoing, any CONFIDENTIAL INFORMATION disclosed pursuant to this Section 7.4 shall otherwise continue to be treated as CONFIDENTIAL INFORMATION hereunder.

7.5    Confidentiality of AGREEMENT.    Neither party will publicly disclose any term of this AGREEMENT or announce the existence of this AGREEMENT without the prior written consent of the other party, except that each party may reveal the terms of this AGREEMENT (a) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing to keep such information confidential, or (b) as required by applicable laws and regulations including those of the U.S. Securities and Exchange Commission on the notification. Each party may also disclose the tax treatment and tax structure of the transactions contemplated by this AGREEMENT and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

7.6    Reproduction of CONFIDENTIAL INFORMATION.    CONFIDENTIAL INFORMATION shall not be reproduced except as required to implement this AGREEMENT. Any reproduction or derivative of any CONFIDENTIAL INFORMATION of DISCLOSER by RECIPIENT shall remain the property of DISCLOSER and shall contain all confidential or proprietary notices or legends which appear on the original.

VIII. REPRESENTATIONS AND WARRANTIES

8.1    Representations and Warranties by LICENSOR.    LICENSOR represents, warrants and covenants to LICENSEE:

(a)    Corporate Power.    LICENSOR is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this AGREEMENT and to carry out the provisions hereof.

(b)    Due Authorization.    LICENSOR is duly authorized to execute and deliver this AGREEMENT and to perform its obligations hereunder. The person executing this AGREEMENT on LICENSOR's behalf has been duly authorized to do so by all requisite corporate action.

(c)    Binding Agreement.    This AGREEMENT is a legal and valid obligation binding upon LICENSOR and enforceable in accordance with its terms. The execution, delivery and performance of this AGREEMENT by LICENSOR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)    Grant of Rights.    LICENSOR has not, and will not during the term of this AGREEMENT, grant any right to any third party that would conflict with the rights granted to LICENSEE hereunder.

(e)    Validity.    LICENSOR is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this AGREEMENT.

(f)    Ownership.    To LICENSOR's knowledge, it owns or holds valid and enforceable licenses to the LICENSED PATENTS and LICENSED TECHNICAL INFORMATION and has sufficient rights and power to grant the licenses to LICENSEE that it purports to grant herein.

(g)    Third Party Rights.    LICENSOR has no knowledge of any third party INTELLECTUAL PROPERTY RIGHT that is infringed by the use or commercialization of the LICENSED PRODUCTS as contemplated hereby.

8.2    Representations and Warranties by LICENSEE:    LICENSEE represents, warrants and covenants to LICENSOR:

(a)    Corporate Power.    LICENSEE is duly organized and validly existing under the laws of the State of Nevada and has full corporate power and authority to enter into this AGREEMENT and to carry out the provisions hereof.

(b)    Due Authorization.    LICENSEE is duly authorized to execute and deliver this AGREEMENT and to perform its obligations hereunder. The person executing this AGREEMENT on LICENSEE's behalf has been duly authorized to do so by all requisite corporation action.

(c)    Binding Agreement.    This AGREEMENT is a legal and valid obligation binding upon LICENSEE and enforceable in accordance with its terms. The execution, delivery and performance of this AGREEMENT by LICENSEE does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.3   EXCEPT FOR ANY EXPRESS WARRANTY GIVEN IN SECTION 8.1 OR 8.2, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR ARISING OUT OF A COURSE OF CONDUCT OR COURSE OF DEALING, INCLUDING ALL WARRANTIES OF TITLE, PERFORMANCE, USE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

IX. ASSIGNMENT

9.1   Neither this AGREEMENT nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this AGREEMENT, without such consent to a third party in connection with any merger, acquisition, consolidation, reorganization (in which a change of control occurs), CHANGE OF CONTROL of or by the assigning party, or the sale of all, substantially all or a majority of such parties' assets or voting securities. A “CHANGE OF CONTROL” occurs when over fifty percent (50%) of a party's then outstanding securities are acquired by a third party. This AGREEMENT shall inure to the benefit of each of the party's successors and assignees provided that such successors or assignees assume the party's obligations under this AGREEMENT.

X. TERM AND TERMINATION

10.1    Term.    Subject to Sections 10.2 and 10.3 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE until the five (5) year anniversary of the EFFECTIVE DATE (the “TERM”).

10.2    Termination for Breach.    Each party shall have the right to terminate this AGREEMENT if the other party breaches this AGREEMENT and fails to cure such breach within thirty (30) days following the date the breaching party receives a written breach notice from the non-breaching party describing the breach; provided, however, that the foregoing cure right shall not apply for a breach of Sections II, IV and VII, whereupon the non-breaching party may terminate this AGREEMENT immediately upon written notice to the breaching party without granting the breaching party the right to cure such breach.

10.3    Termination for Bankruptcy.    Each party shall have the right to terminate this AGREEMENT immediately upon written notice if the other party files a petition, action or other proceeding seeking relief or protection under any bankruptcy laws, whether voluntary or involuntary; or the other party becomes insolvent, or is unable to pay its debts as due or ceases to conduct business in the normal course (however, if such petition, action or proceeding is involuntary, then only if such petition, action or proceeding is not dismissed within sixty (60) days of filing);

10.4    Post-Termination Obligations.    Upon termination or expiration of this AGREEMENT:

(a)   nothing herein will be construed to release either party of any obligation or liability maturing prior to the effective date of the termination or expiration of this AGREEMENT;

(b)   Any outstanding payments and the provisions of Sections I, V, VI, VII, VIII, IX, XI, XII and Sections 3.4, 3.5, 3.6, 3.7, 4.1, 4.2 and 10.4 shall survive any termination or expiration of this AGREEMENT by their terms for any reason.

(c)   Each party shall cease to use or exploit in any manner the CONFIDENTIAL INFORMATION of the other party or any elements thereof in accordance with Section VII and shall return to the other party all CONFIDENTIAL INFORMATION (including all copies and derivatives, in any form, thereof) disclosed by the other party, and LICENSEE shall cease to use the CONFIDENTIAL INFORMATION of LICENSOR, provided that LICENSEE shall not be prohibited from using such CONFIDENTIAL INFORMATION in providing support services for the LICENSED PRODUCTS and selling all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination; and

(d)   Except as set forth in Section 3.4, LICENSEE shall immediately cease the manufacture of LICENSED PRODUCTS.

XI. LIMITATION OF LIABILITY

11.1 TO THE MAXIMUM ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSS, INABILITY TO USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) ARISING OUT OF THE LICENSED TECHNOLOGY, THE LICENSED PRODUCTS, OR OTHERWISE UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT SHALL LICENSOR'S AGGREGATE LIABILITY TO LICENSOR, OR ANY THIRD PARTY FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR HEREUNDER PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

XII. GENERAL

12.1    Integration, Amendments.    This AGREEMENT and Exhibits A and B attached hereto, represent and constitute the sole, final and entire agreement between the parties with respect to the subject matter hereof, may only be amended in writing signed by the duly authorized officers of both parties, and supersedes all prior agreements and understandings with respect to the matters covered by this AGREEMENT.

12.2    Notices.    Any notice, waivers or consents required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of LICENSOR to:

Vista Medical Technologies, Inc.

2101 Faraday Avenue

Carlsbad, CA 92008

Facsimile: (760) 603-9170

Attention: John R. Lyon

or in the case of LICENSEE to:

Viking Systems, Inc.

7514 Girard Ave., Suite 1509

La Jolla, CA 92037

Facsimile No.: (619) 839-3793

Attention: Thomas B. Marsh

or other addresses as may be given from time to time under the terms of this notice provision.

12.3    Governing Law.    This AGREEMENT is entered into in and shall be governed, construed and enforced in all respects solely and exclusively under the laws of the State of California, USA without giving effect to any law which would result in the application of a different body of law. Any and all suits hereunder shall be brought and resolved solely and exclusively in, and the parties hereby irrevocably consent to the exclusive jurisdiction and proper venue of, the state and federal courts located in the County of San Diego, State of California, USA, and waive any objections thereto based on any ground including improper venue or Forum Non-Conveniens. The parties agree that any process directed to any of them in any such litigation may be served outside the State of California, USA, with the same force and effect as if the service had been made within the State of California, USA, and that service of process may be effected in accordance with Section 12.2 hereof. Any decision rendered by such court shall be binding, final and conclusive upon the parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered or the location of such party's assets.

12.4    Injunctive Relief.    Notwithstanding anything to the contrary herein, each party shall be entitled to seek injunctive or other equitable relief, wherever such party deems appropriate in any jurisdiction, in order to preserve or enforce such party's rights for any breach or threatened breach of the other party of Sections II, IV or VII. Each party agrees that: (i) Section II, IV and VII are necessary and reasonable to protect the other party and its business, (ii) any violation of these provisions could cause irreparable injury to the other party for which money damages would be inadequate, and (iii) as a result, the other party will be entitled to seek and obtain injunctive relief against the breach or threatened breach of the provisions of Section II, IV or VII without the necessity of posting bond or proving actual damages. The parties agree that the remedies set forth in this Section 12.4 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this AGREEMENT.

12.5    Attorneys' Fees.    The prevailing party in any action or suit shall be entitled to recover all costs it incurred in connection therewith, including, without limitation, reasonable attorneys' fees.

12.6    No Waiver.    The failure of either party to require performance by the other party of any provision hereof shall not affect its right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. Any such waiver or any amendment of this AGREEMENT must be in writing and signed by both parties to be effective.

12.7    Headings.    Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

12.8    Severability.    If one or more provisions in this AGREEMENT are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (i) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected; (ii) the effect of such ruling shall be limited to the body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein; and (iv) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this AGREEMENT, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

12.9    Independent Contractors.    The relationship between LICENSEE and LICENSOR is solely that of independent contractors. Neither party nor its employees, agents or representatives shall be considered employees, agents, partners, franchisees, joint venturers or representatives of the other party. Neither party shall act or represent itself, directly or by implication, as agent, party to a joint venture with the other party, partner or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, express or implied, on behalf of, or in the name of, the other.

12.10    Export Controls.    LICENSEE understands that the LICENSED TECHNOLOGY is subject to the export control laws and regulations of the U.S. or other applicable jurisdictions. LICENSEE agrees that it will not export or re-export the LICENSED TECHNOLOGY in violation of such laws or regulations.

12.11    Corrupt Practices.    LICENSEE shall not, directly or indirectly, make, offer or agree to make or offer on behalf of LICENSOR, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function or government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act.

12.12    Boycott.    LICENSEE shall not, directly or indirectly, take any action that would cause LICENSOR to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder.

12.13    Counterparts.    This AGREEMENT may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

12.14    Interpretation.    This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Any ambiguity will not be interpreted against the drafting party.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

VIKING SYSTEMS, INC.	VISTA MEDICAL TECHNOLOGIES, INC.

By:	By:
Thomas B. Marsh, President		John R. Lyon, President

Date:	Date:

EXHIBIT A

LICENSED TECHNOLOGY

All “Company Intellectual Property,” as defined in the Asset Purchase Agreement.

EXHIBIT B

LICENSED PRODUCTS

VISTA PRODUCTS

OEM PRODUCTS

EXHIBIT B

BILL OF SALE

This Bill of Sale, effective as of         , 2004, is being executed and delivered by Vista Medical Technologies, Inc., a Delaware corporation (“Vista”), to Viking Systems, Inc., a Nevada corporation (“Viking”), in connection with that certain Asset Purchase Agreement pursuant to which Vista has agreed to sell, and Viking has agreed to purchase, certain assets of Vista (the “Purchase Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, Vista has agreed to sell to Viking all of the Purchased Assets in exchange for the purchase price described in Section 2.4 of the Purchase Agreement (the “Purchase Price”).

WHEREAS, Vista is executing and delivering this Bill of Sale to Viking for the purpose of selling to and vesting in Viking all right, title and interest in and to the Purchased Assets.

NOW, THEREFORE, in exchange for the Purchase Price, Vista hereby agrees as follows:

1.     Vista agrees to grant, sell, convey, assign, transfer and deliver to Viking, free and clear of any encumbrance or adverse claim of any kind whatsoever, all of its right, title, and interest in and to the Purchased Assets.

2.     From time to time after the date hereof, Vista agrees to execute and deliver to Viking such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Viking in order to vest in Viking all right, good and marketable title and interest of Vista in and to the Purchased Assets and otherwise in order to carry out the purpose and intent of this instrument. Vista covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Viking's title to the Purchased Assets.

3.     Without limiting Section 2 hereof, Vista hereby constitutes and appoints Viking the true and lawful agent and attorney in fact of Vista, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Vista but on behalf and for the benefit of Viking and its successors and assigns, from time to time:

a.     to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

b.     to institute and prosecute, in the name of Vista or otherwise, any and all proceedings at law, in equity or otherwise, that Viking or its successors and assigns may deem proper in order to collect or reduce to possession any of the Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

c.     to do all things legally permissible, required or reasonably deemed by Viking to be required to recover and collect the Purchase Assets and to use Vista's name in such manner as Viking may reasonably deem necessary for the collection and recovery of same.

Vista hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Vista.

4.     This instrument shall be binding upon Vista, and its successors and assigns, for the uses and purposes set forth above.

5.     This instrument shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

[SIGNATURE PAGE TO FOLLOW]

-CONFIDENTIAL-

IN WITNESS WHEREOF, Vista has caused this Bill of Sale to be executed and delivered on the date and year first written above.

VISTA MEDICAL TECHNOLOGIES, INC.

By:
Name:
Title:

THE STATE OF CALIFORNIA	)
)
COUNTY OF	)

On                , 2004, before me,                        , personally appeared                                                                          , known personally to me (or proved to me on the basis of satisfactory evidence) to be the                           of the above named corporation whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his authorized capacity, and that by her/his signature on the instrument the person, or the entity upon behalf of which she/he acted, executed the instrument.

WITNESS my hand and official seal.

NOTARY PUBLIC—STATE OF CALIFORNIA

[SIGNATURE PAGE TO BILL OF SALE]

EXHIBIT C

GENERAL ASSIGNMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                             , 2004, by and between Vista Medical Technologies, Inc., a Delaware corporation (“Assignor”), and Viking Systems, Inc., a Nevada corporation (the “Assignee”).

RECITALS:

A.    Assignor and the Assignee have entered into an Asset Purchase Agreement dated as of December 22, 2003 (the “Purchase Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement

B.    Pursuant to the Purchase Agreement, Assignor has agreed to convey, transfer, assign and deliver to Assignee all of the Purchased Assets, and Assignee has agreed to assume the Assumed Liabilities.

AGREEMENT:

In consideration of the promises and of the agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.    Assignment.    Assignor, for itself and its successors and assigns forever, hereby assigns, transfers and conveys to Assignee all of its right, title and interest in, related to or arising out of, the Purchased Assets.

2.    Assumption.    The Assignee, for itself and its successors and assigns forever, hereby accepts and assumes the due and punctual performance, discharge and observation of, and shall perform, discharge and observe, all of Assignor's obligations in, related to, or arising out of the Purchased Assets and the Assumed Liabilities.

3.    Additional Rights and Obligations.    Assignor and Assignee hereby agree and acknowledge that this Agreement is being entered into pursuant to and subject to the terms and conditions set forth in the Purchase Agreement and that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Agreement shall not impair or diminish any of the rights or obligations of any of the parties to the Purchase Agreement as set forth therein.

4.    Reasonable Efforts; Cooperation.    The parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

5.    Consents.    Notwithstanding anything to the contrary in this Agreement, as to those Purchased Assets for which consent of third parties to assignment is required, the obtaining of such consents shall be a condition precedent to the assignment to Assignee by Assignor of its interests therein and to the assumption by Assignor of Assignee's obligations thereunder.

6.    Counterparts.    This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Any counterpart may be delivered by facsimile.

7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

This Assignment and Assumption Agreement has been executed as of the date first written above.

VISTA MEDICAL TECHNOLOGIES, INC.

By:
Name:
Title:

VIKING SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

VIKING SYSTEMS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the    day of              , 2004, by and among Viking Systems Inc., a Nevada corporation (the “Company”), and Vista Medical Technologies, Inc., a Delaware corporation (the “Holder”).

WHEREAS, Holder received shares of the Company's Common Stock pursuant to the terms of that certain Asset Purchase Agreement between the Company and Holder dated December 22, 2003 (the “Asset Purchase Agreement”).

WHEREAS, in connection with the Asset Purchase Agreement and the transactions contemplated therein, the Company has agreed to grant to Holder the rights described herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.    General.

1.1    Definitions.    As used in this Agreement the following terms shall have the following respective meanings:

(a)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b)   “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities.

(c)   “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(d)   “Registrable Securities” means (a) the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

(e)   “Registration Expenses” shall mean the fees and expenses of a single counsel for Holder selected by Holder (with the approval of the Company, which approval shall not be unreasonably withheld) and all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(f)   “SEC” or “Commission” means the Securities and Exchange Commission.

(g)   “Securities Act” shall mean the Securities Act of 1933, as amended.

(h)   “Selling Expenses” shall mean underwriting discounts and selling commissions applicable to the sale and the legal fees and expenses of special counsel to Holder above and beyond the counsel provided for in the definition of Registration Expenses.

(i)    ”Shares” shall mean the Company's Common Stock issued pursuant to the Asset Purchase Agreement and held by Holder or its permitted assigns.

(j)    ”Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

2.    Registration.

2.1     Piggyback Registrations.    The Company shall notify the Holder in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. If Holder desires to include in any such registration statement all or any part of its Registrable Securities, Holder shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by Holder. If Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting.    If the registration statement under which the Company gives notice under this Section 2.1 is for an underwritten offering, the Company shall so advise Holder. In such event, the right of any Holder to be included in a registration pursuant to this Section 2.1 shall be conditioned upon Holder's participation in such underwriting and the inclusion of Holder's Registrable Securities in the underwriting to the extent provided herein. If Holder proposes to distribute its Registrable Securities through such underwriting, it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; and second, to all other selling stockholders of the Company (including Holder) on a pro rata basis; provided, however in no event shall the number of shares to be included by Holder be reduced to a number less than 25% of the number of shares initially proposed to be included by Holder. If Holder disapproves of the terms of any such underwriting, Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence divided by the total number of shares held by all stockholders proposed to be included as selling stockholders in the registration statement.

(b)    Right to Terminate Registration.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.2 hereof.

2.2     Expenses of Registration.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by Holder.

2.3     Obligations of the Company.    Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective and remain effective for a period of ninety (90) days or until Holder has completed the distribution related thereto, whichever first occurs.

(b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.3(a) above.

(c)   Furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(d)   Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. If Holder participates in such underwriting, it shall also enter into and perform its obligations under such an agreement.

(f)   Notify Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)   Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.4     Termination of Registration Rights.    All registration rights granted under this Section 2 shall terminate and be of no further force and effect upon the earlier of (i) seven (7) years from the date hereof or (ii) at such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale, without registration, of all of Holder's Registrable Securities during a three (3) month period.

2.5     Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.6     Indemnification.    In the event any Registrable Securities are included in a registration statement under Section 2.1:

(a)   To the extent permitted by law, the Company will indemnify and hold harmless Holder, the partners, officers and directors of Holder, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to such Holder, partner, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)   To the extent permitted by law, Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act and any underwriter, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person or underwriter may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Holder under an instrument duly executed by Holder and stated to be specifically for use in connection with such registration; and Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by Holder.

(c)   Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)   If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by Holder hereunder exceed the net proceeds from the offering received by Holder except in the case of willful fraud of Holder.

(e)   The obligations of the Company and Holder under this Section 2.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Notwithstanding the foregoing, to the extent the indemnification provisions contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7     Limitation on Subsequent Registration Rights.    After the date of this Agreement, the Company shall not, without the prior written consent of Holder, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights senior to those granted to Holder hereunder with respect to the allocation of shares in an underwriting agreement.

3.    Miscellaneous.

3.1     Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.2     Survival.    The representations, warranties, covenants, and agreements made herein shall survive any investigation made by Holder or the Company and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

3.3     Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

3.4     Entire Agreement.    This Agreement, the Asset Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3.5     Severability.    In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6     Amendment and Waiver.

(a)   Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and Holder Securities.

(b)   Except as otherwise expressly provided, the obligations of the Company and the rights of Holder under this Agreement may be waived only with the written consent of Holder.

3.7     Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on Holder's part of any breach, default or noncompliance under the Agreement or any waiver on Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise, shall be cumulative and not alternative.

3.8     Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.9     Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.10     Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.11     Counterparts.    This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

“Company”	“Holder”

Viking Systems, Inc.	Vista Medical Technologies, Inc.

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

SIGNATURE PAGE TO VIKING SYSTEMS, INC.

REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

INVENTORY PROCEDURE

Methodology of Vista to Viking inventory transfer (by warehouse category)

M1

All material in M1 will be categorized into two buckets based on the open A/P report as of December 31, 2003.

Bucket 1 will contain all material which has been paid for by Vista.

Bucket 2 will contain all material which has not been paid for by Vista.

If multiple lots exist determination of what has been paid for will be based on the FIFO system.

All material in Bucket 1 will be transferred to M2 in the MRP system (however the material will not physically move.) All M2 inventory will be consigned to Viking when the deal closes.

From Jan 1 on, all material will be issued from M2 until it is depleted. Viking will pay Vista, on a monthly basis, the delta between the value of the inventory (standard at closing) in M2 at the beginning of the month and the end of the month for a period of 12 months. (It is understood that the MRP system will always interrogate M2 inventory first.)

CP

CP contains factory refurbished product for use in service replacement and loaners. The total book value as of Dec 16 is $136,184.13. Of that total $20,729.19 is active product and the balance is for discontinued product which is in use by customers.

It is proposed that the entire CP inventory be acquired by Viking for the value of the active product as of December 31, 2003.

SM

SM, which contains slow moving inventory, will be consigned to Viking at closing. Viking will pay Vista, on a monthly basis, the delta between the value of the SM inventory at the beginning of the month and the end of the month, for 12 months.

WIP

WIP will be valued based on the WIP Analysis report as of Dec 31, 2003.

A list of Inventory on hand that has not been paid for will be developed from the Open A/P Report as mentioned above.

All items on the list will be checked against M1 as mentioned above.

The quantity on the unpaid list that is in M1 will be added to bucket 2, which has inventory that has not been paid for by Vista.

The quantity on the unpaid list that is greater than the M1 quantity will be the amount deducted from the WIP Analysis report value.

The adjusted WIP value (WIP Analysis Report less any deductions) will then be added to bucket 1, which is inventory that has been paid for by Vista.

The value (standard) of inventory in WIP Bucket 1 will be consigned to Viking at closing.

The inventory in WIP Bucket 2 will become the property of Viking at the time of closing and Viking will be responsible to pay the supplier.

WIP Three CCD Salvage

Vista currently has 200 Three CCD prism blocks in a salvage job at $0 value. When salvaged they will have the same value as a newly purchased unit, $875. It requires approx. 1 hr of labor, ($125) to salvage. Viking will pay Vista $400 for every CCD which is salvaged.

WIP CP

Vista maintains an inventory for service replacement and loaners. Typically this inventory is refurbished to new product standards but sold at a discount to existing customers whose product is out of warranty or that has been misused and is in need of repair. Viking will take ownership at closing and pay 1/3 of the net profit derived from sale of this inventory once it is refurbished and sold.

FINAL TRANSFER

On January 1, 2005 all remaining material in M2 and SM will transfer to Viking from Vista for $1.00.